Exhibit 99.1

Contact:

Audra Burke

(303) 218-5455

CARRIER ACCESS REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

BOULDER, Colo.—(MARKET WIRE)—October 30, 2007— Carrier Access® Corporation (NASDAQ: CACS), a leading provider of data and voice transport solutions, today reported its third quarter 2007 results. Revenue was $7.4 million, down 54% from $16.1 million reported in the third quarter of 2006. Revenue for the nine months ended September 30, 2007 was $23.7 million, down 62% from $62.9 million reported from the comparative nine months ended September 30, 2006.

On a GAAP basis, net loss for the third quarter of 2007 was $(11.8) million, or $(0.34) per basic and diluted share as compared with a GAAP net loss of $(5.4) million, or $(0.16) per basic and diluted share for the third quarter of 2006. The GAAP net loss for the nine months ended September 30, 2007 was $(33.7) million or $(0.98) per basic and diluted share, compared with a GAAP net loss of $(6.3) million or $(0.19) per basic and diluted share for the comparative nine months ended September 30, 2006.

Non-GAAP net loss for the third quarter of 2007 was $(10.0) million, or $(0.29) per diluted share, compared to a non-GAAP net loss of $(4.5) million, or $(0.13) per diluted share for the third quarter of 2006. Non-GAAP net loss for the nine months ended September 30, 2007 was $(29.3) million, or $(0.85) per diluted share, compared to a non-GAAP net income of $(3.5) million, or $(0.10) per diluted share for the nine months ended September 30, 2006. Non-GAAP financial measures exclude stock-based compensation expense, amortization of purchased intangibles and restructuring expenses. The reconciliation between GAAP financial measures and non-GAAP financial measures is set forth at the end of this press release.

Cash and marketable securities were $81.1 million at September 30, 2007.

Carrier Access’ chief executive officer, Allen Snyder states, “We continue to remain committed to investing in key areas of technology as indicated by our release of the latest version of our EdgeFLEX product in the third quarter, which delivers an all IP solution with Pseudowire. We have conducted several live market trials and have recently demonstrated, at one Tier 1 GSM operator, the ability to optimize their existing backhaul network by an average of 43% across 2G and 3G technologies. Also during the third quarter we launched our Enterprise-class router, the Adit® 3200. This has resulted in an improved pipeline with several units installed in trial deployments. Other key areas of technology we delivered in the third quarter include our B2VOCE™ SMB solution, and the trial deployment of our web-based VoIP phone, VoicePage™.”

Snyder continued, “Although our revenues are flat, we continue to make progress on our cost containment and cash burn and as a result, we have managed our operating expenses on target with our previous guidance. Based on distributor point-of-sale reports, combined with direct shipments of products to customers, approximately 29% of our revenue came from wireless customers, 63% from converged access and 8% government. In addition, in the third quarter, sales to distributors and OEM customers were 25% and direct sales were 75%. We are reporting a negative gross margin due to the combination of additional inventory reserves charges totaling $2.8 million dollars.”

Mr. Snyder also stated, “As previously announced we have engaged financial advisors to evaluate and pursue strategic alternatives, and we have been actively engaged in discussions on a number of fronts. Although we are working hard to being able to conclude these efforts within the next 60-90 days, we are still in the discussion stages in this process and there is no assurance that any transaction will result from this process.”

Carrier Access will hold a conference call today, October 30, 2007 at 4:30 p.m. ET to review third quarter 2007 results. The call is open to the public. Those who wish to participate should dial (703) 639-1360, domestically or internationally, at least fifteen minutes prior to the scheduled start time for the call and reference Carrier Access Third Quarter 2007 Earnings Call. The conference call will be available live via the Internet by accessing the Carrier Access web site at http://www.carrieraccess.com under the Investor Relations section. An online replay of the conference call, as well as the text of the Company’s earnings release, will also be available on the Investor Relations site at http://www.carrieraccess.com.

About Carrier Access Corporation

Carrier Access (NASDAQ: CACS) provides consolidated access technology designed to streamline the communication network operations of wireless and wireline carriers, cable operators, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity and implement converged IP services, while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com or call 303-218-5707.

Forward-Looking Statement Caution

This press release contains forward-looking statements, within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, concerning the effect of our investment in research and development, our growth prospects in markets for and sales of our products, and the status of pursuing strategic alternatives and the ability to conclude on-going discussions within 60-90 days. These forward-looking statements, which reflect management’s best judgment based on factors currently known, are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, the ability to realize any strategic alternative in a timely manner or at all, market acceptance of our products, dependence on a single customer and other problems with or at our customers, distributors, OEMs and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, possible delays in the development, availability and shipment of new products, increasing costs and differing uses of capital, costs and regulatory compliance associated with international expansion, changes in key personnel, costs associated with integrating the acquired assets of Mangrove Systems, cost reductions from our Shanghai Development Center and other risks and uncertainties including those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, Form 10-Q for the quarter ended September 30, 2007, and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARRIER ACCESS CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share data)

	September 30, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$42,119	$77,948
Investments in marketable securities	38,996	32,824
Accounts receivable, net of allowance for doubtful accounts of $201 and $245 at September 30, 2007 and December 31, 2006, respectively	4,401	7,096
Income tax receivable	79	64
Deferred income taxes	112	112
Inventory, net	16,899	18,212
Prepaid expenses and other	9,766	10,503

Total current assets	112,372	146,759
Property and equipment, net	9,698	10,471
Goodwill	8,734	7,614
Intangible assets, net	6,900	4,023

Total Assets	$137,704	$168,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$8,281	$8,759
Accrued compensation payable	3,260	4,134
Accrued expenses and other liabilities	9,624	9,248
Deferred revenue	592	183

Total current liabilities	21,757	22,324
Deferred income taxes	112	112

Total Liabilities	21,869	22,436

Stockholders’ Equity
Preferred stock, $0.001 par value, 5,000 shares authorized and no shares issued or outstanding at September 30, 2007 and December 31, 2006	—	—
Common stock, $0.001 par value, 60,000 shares authorized, 34,701 shares issued and outstanding at September 30, 2007, and 34,308 shares issued and outstanding at December 31, 2006	35	34
Additional paid-in capital	190,857	187,885
Accumulated deficit	(75,063)	(41,378)
Accumulated other comprehensive loss	6	(110)

Total Stockholders’ Equity	115,835	146,431

Total Liabilities and Stockholders’ Equity	$137,704	$168,867

CARRIER ACCESS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue, net of allowances for sales returns	$7,353	$16,083	$23,656	$62,897
Cost of sales	8,353	9,862	21,060	34,387

Gross profit (loss)	(1,000)	6,221	2,596	28,510

Operating expenses
Research and development	5,102	6,953	19,953	19,550
Sales and marketing	3,416	3,855	10,651	10,791
General and administrative	2,481	2,235	7,872	7,677
Bad debt expense (recoveries)	46	25	(42)	(74)
Insurance recoveries, net	—	(232)	(610)	(232)
Restructuring charges	363	—	762	—
Intangible asset amortization	492	307	1,352	921

Total operating expenses	11,900	13,143	39,938	38,633

Loss from operations	(12,900)	(6,922)	(37,342)	(10,123)
Interest income	1,101	1,458	3,643	3,813

Loss before income taxes	(11,799)	(5,464)	(33,699)	(6,310)

Income tax benefit	(14)	(18)	(14)	(25)

Net loss	$(11,785)	$(5,446)	$(33,685)	$(6,285)

Loss per share
Basic and diluted	$(0.34)	$(0.16)	$(0.98)	$(0.19)

Weighted average common shares
Basic and diluted	34,619	34,084	34,458	33,921

CARRIER ACCESS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2007	2006
Cash Flows from Operating Activities
Net loss	$(33,685)	$(6,285)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	3,407	2,631
Provision for inventory obsolescence	4,404	1,212
Stock-based compensation	2,309	1,824
Changes in operating assets and liabilities:
Accounts receivable	2,791	1,117
Inventory	(970)	1,983
Prepaid expenses and other	(523)	(247)
Accounts payable and accrued expenses	181	2,294

Net cash provided by (used in) operating activities	(22,086)	4,529

Cash Flows from Investing Activities
Purchases of property and equipment	(810)	(1,328)
Proceeds from sale of property and equipment	80	—
Purchase of marketable securities available for sale	(45,611)	(28,869)
Sales of marketable securities available for sale	39,800	41,815
Payment for acquisition	(7,868)	—

Net cash provided by (used in) investing activities	(14,409)	11,618

Cash Flows from Financing Activities
Proceeds from exercise of stock options	658	1,116

Net cash provided by financing activities	658	1,116

Effect of exchange rate changes on cash and cash equivalents	8	—

Net increase (decrease) in cash and cash equivalents	(35,829)	17,263
Cash and cash equivalents at beginning of the period	77,948	55,279

Cash and cash equivalents at end of the period	$42,119	$72,542

Reconciliations to the Nearest Non-GAAP Measure

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
US GAAP: Net Loss Reported	$(11,785)	$(5,446)	$(33,685)	$(6,285)
Add: Stock-based compensation expense	907	639	2,309	1,823
Amortization of purchased intangibles	492	307	1,352	921
Restructuring expenses	363	—	762	—

NON-GAAP Net Loss	$(10,023)	$(4,500)	$(29,262)	$(3,541)

US GAAP: Net Loss reported per share – basic and diluted	$(0.34)	$(0.16)	(0.98)	$(0.19)

NON-GAAP: Net Loss per share – basic and diluted	$(0.29)	$(0.13)	(0.85)	$(0.10)

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP), we provide investors with certain non-GAAP financial measures, including non-GAAP net loss and non-GAAP net loss per share. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP. We believe that these non-GAAP measures are used by and are useful to investors and other users of our financial statements in evaluating our operating results and comparative trends, as well as to facilitate comparisons with our historical operating results. The non-GAAP results are an indicator of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results and are excluded by management for purposes of evaluating performance against internal budgets and in making operational decisions. In addition, these non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables above.